EXHIBIT 99.1

Crown Media Holdings Announces Operating Results
for Second Quarter of 2007

STUDIO CITY, CA – August 8, 2007 - Crown Media Holdings, Inc. (NASDAQ: CRWN) today reported its operating results for the three and six months ended June 30, 2007.

Operating Highlights for the Quarter

•                  Revenue growth.  Crown Media’s net revenue in the second quarter of 2007 increased 11% to $55.9 million, from $50.5 million in the prior year’s second quarter. This increase was primarily due to a 13% increase in advertising revenues and a 2% increase in subscriber fee revenues.  For the first six months of the year, revenue grew 15% to $109.5 million from $95.5 million in 2006, due to a 16% increase in advertising revenue and an 11% increase in subscriber fee revenue.

•                  Subscriber increase.  Hallmark Channel subscribers increased 13% to 82.6 million as of June 30, 2007, from 73.3 million subscribers as of June 30, 2006.   Expanded distribution on EchoStar as the result of the Company’s renewal of its distribution agreement with this satellite distributor added 5 million new subscribers to Hallmark Channel and 4 million new subscribers to Hallmark Movie Channel.  Strong internal growth among the Company’s cable and satellite partners also contributed to the significant increase in subscribers.

•                  Record ratings.  Hallmark Channel delivered its highest second quarter ever in terms of Prime Time, with a 1.0 household rating among all 69 ad-supported cable networks according to Nielsen, ranking eleventh and tied with Discovery Channel and Court TV.   The channel also ranked eleventh for the quarter in Total Day household ratings, and ranked ninth among its key demographic group of women, 25-54.  This marks the 24th straight quarter of year-to-year growth in Prime Time household delivery for Hallmark Channel.

•                  Expanded original programming.  Hallmark Channel has embarked upon an ambitious programming slate for 2008, with over 30 movies in the development or production stage.  The Company is entering into production deals with some of the most prominent and distinguished producers in the television and film industries.  All of the projects planned for next year will continue to build upon the Company’s core focus of family friendly, wholesome emotionally connecting and well-told stories.

•                  Upfront advertising market success.  The Company recently completed its negotiations with advertisers for the 2007/2008 broadcast season, selling approximately 50% of its inventory at CPM increases of 10% to 16% above the CPM rates in the prior year.  The Company signed 19 new advertising clients, including Paramount Pictures, Wal-Mart, Pizza Hut and Long John Silver.

“I am pleased to report that the second quarter delivered continued strength in our core business fundamentals,” remarked Henry Schleiff, President and CEO of Crown Media.  “We

experienced significant subscriber expansion, and now stand at over 83 million subs, the appeal of and demand for our original programming and family friendly series continues to place us among the top rated cable channels, and advertisers in growing numbers are rewarding us for the unique niche that Hallmark Channel has with our increasingly important demographic of women, 25-54.”

“This month marks the sixth anniversary since the Channel’s launch in August 2001.  It has been a remarkable journey, going from a part-time channel with 33 million subscribers, ranked twenty-ninth in Prime Time ratings to a top ten rated cable channel for the 2007 year to date with over 83 million subscribers.  Since 2001, Hallmark Channel has been America’s fastest growing cable network and one of the most successful launches in television history.  Continued strong demand from advertisers and an ambitious slate next year of 30 original programming events will help drive our continued success.”

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

Crown Media reported revenue of $55.9 million for the second quarter of 2007, an 11% increase from $50.5 million for the second quarter of 2006. Subscriber fee revenue in the second quarter increased 2% to $6.5 million, from $6.4 million in the prior year’s quarter, as a result of a net effective rate that was higher on average and an increase in the number of subscribers under certain new and existing agreements.  Advertising revenue increased 13% to $49.3 million during the quarter, from $43.5 million in the second quarter of 2006, reflecting higher advertising rates, offset in part by a growth in our audience deficiency reserve. We did not have licensing fees from our film library during the quarter ended June 30, 2007, as we sold our film assets in December 2006. Licensing fees for our film library were $518,000 during the prior year’s quarter.

Crown Media reported revenue of $109.5 million for the six months ended June 30, 2007, a 15% increase from $95.5 million for the same period of 2006. Subscriber fee revenue for the six months ended June 30, 2007, increased 11% to $14.0 million, from $12.6 million in the prior year’s period, as a result of higher net effective rates on average and an increase in the number of subscribers.  Advertising revenue increased 16% to $95.3 million during the six months ended June 30, 2007, from $81.9 million for the same period of 2006, reflecting higher advertising rates. We did not have licensing fees from our film library during the six months ended June 30, 2007, as we sold our film assets in December 2006. Licensing fees for our film library were $788,000 during the prior year’s period.

For the second quarter of 2007, cost of services decreased to $48.8 million from $238.4 million during the same quarter of 2006. Within cost of services, programming expenses increased 13% quarter over quarter to $38.4 million, because of directly expensing (instead of amortizing over a window) certain related-party programming and higher amortization of more original programs produced to air on the Hallmark Channel in the current period as compared to the prior period. For the three months ended June 30, 2007, amortization of film assets decreased to $0 from $8.3 million during the same quarter of 2006 due to the sale of our film assets in December 2006. Additionally, the Company recorded a $184.9 million impairment to its film assets during second quarter of 2006. Subscriber acquisition fee amortization expense was $7.8 million in second quarter of 2007 as compared to $7.7 million in the second quarter of 2006. Other cost of services decreased 28% from $3.2 million to $2.3 million for the second quarter of 2007. The Company’s bad debt expense was $355,000 for the three months ended June 30, 2006, as compared to the Company’s negative bad debt expense of $343,000 for the three months ended June 30, 2007. Selling, general and administrative expenses increased to $14.1 million for the three months ended June 30, 2007, from $12.8 million in the year earlier period primarily due to a $4.0 million increase and a $832,000 increase in compensation expense related to the obligations of restricted stock units and stock appreciation rights, respectively, offset in part by a $3.0 million decrease in severance expense, a $519,000 decrease in accounting fees and a $945,000 decrease in legal fees. There was also a decrease in depreciation and amortization expense of $407,000 primarily related to assets becoming fully depreciated. Marketing expenses increased to $4.1 million for the three months ended June 30, 2007, from $1.1 million in the year earlier period due to the Company’s marketing promotion surrounding Mother’s Day during the second quarter of 2007. During the same period in 2006, the Company did not hold any promotions.

The Company settled a residual and participation liability for $521,000 less than it had originally accrued for it in conjunction with the sale of its film library.  Therefore, the Company recognized a gain on the sale of its film assets during this time period. The interest expense for the second quarter of 2007 includes $7.9 million of a $33.1 million note provided under the tax sharing agreement by us to Hallmark Cards because of the disallowance by the Internal Revenue Service of Hallmark Cards’ use of our losses for 2003 and 2004 in Hallmark Cards’ consolidated tax returns for fiscal years 2001 and 2002.

For the six months ended June 30, 2007, cost of services decreased to $99.6 million from $292.7 million during the same period of 2006. Within cost of services, programming expenses increased 16% period over period to $78.1 million, because of directly expensing (instead of amortizing over a window) certain related-party programming and higher amortization of more original programs produced to air on the Hallmark Channel in the current period as compared to the prior period. In the first quarter of 2007, we also had $1.7 million in write offs of certain programming.  For the six months ended June 30, 2007, amortization of film assets decreased to $0 from $17.1 million during the same period of 2006 due to the sale of our film assets in December 2006. Additionally, the Company recorded a $184.9 million impairment to its film assets during the six months ended June 30, 2006. Subscriber acquisition fee amortization expense was $15.7 million for the six months ended June 30, 2007, as compared to $15.5 million in the second period of 2006. Other cost of services decreased 25% from $7.1 million to $5.3 million for the six months ended June 30,

2007. The Company’s bad debt expense was $1.3 million for the six months ended June 30, 2006, as compared to the Company’s negative bad debt expense of $13,000 for the six months ended June 30, 2007. Selling, general and administrative expenses increased to $28.3 million for the six months ended June 30, 2007, from $21.8 million in the year earlier period primarily due to a $7.3 million increase and a $1.1 million increase in compensation expense related to the obligations of restricted stock units and stock appreciation rights, respectively, offset in part by a $3.0 million decrease in severance expense, a $943,000 decrease in accounting fees and a $964,000 decrease in legal fees. There was also a decrease in depreciation and amortization expense of $789,000 primarily related to assets becoming fully depreciated. Marketing expenses increased to $8.3 million for the six months ended June 30, 2007, from $5.4 million in the year earlier period due to the Company’s marketing promotions surrounding Valentine’s Day and Mother’s Day during 2007. During the same period in 2006, the Company held one promotion during January.

Adjusted EBITDA totaled $1.1 million for the second quarter of 2007, compared to an Adjusted EBITDA loss of $289,000 for the same period last year. Cash provided in operating activities totaled $4.7 million for the second quarter of 2007 compared to $2.0 million for the same period last year. The net loss for the three month period ended June 30, 2007, totaled $43.7 million, or $0.42 per share, compared to $227.4 million, or $2.17 per share, in the second quarter of 2006.

Adjusted EBITDA loss totaled $4.0 million for the six months ended June 30, 2007, compared to an Adjusted EBITDA loss of $5.8 million for the same period last year. Cash used in operating activities totaled $8.1 million for the six months ended June 30, 2007, compared to $18.4 million for the same period last year. The net loss for the six month period ended June 30, 2007, totaled $83.9 million, or $0.80 per share, compared to $274.7 million, or $2.62 per share, in the same period of 2006.

Conference Call and Webcast to be Held Wednesday, August 8, 2007 at 10:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call this morning at 10:00 a.m. Eastern Time to discuss the results of the three and six months ended June 30, 2007.  Investors and interested parties may listen to the call via a live webcast accessible on the investor relations page of the Company’s web site, www.hallmarkchannel.com, or by dialing (800) 688-0796 (Domestic) or (617) 614-4070 (International) and requesting the “Second Quarter Earnings for Crown Media.”  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start of the call.  The webcast will be archived on the site, and a telephone replay of the call will be available for 7 days beginning at 12:00 p.m. Eastern Time, Wednesday, August 8th, at (888) 286-8010 (Domestic) or (617) 801-6888 (International), using passcode number 93455940.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes the Hallmark Channel in the U.S. to over 83 million subscribers.  The program service is distributed through 5,300 cable systems and communities as well as direct-to-home satellite services across the country.   Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Prime Time and Total Day household ratings and is the nation’s leading network in providing quality family programming.  Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2006.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA.  Our calculation of Adjusted EBITDA adds back to net loss impairment of film assets, other non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, and other non-cash expenses. For this purpose, restricted stock unit compensation is treated as a non-cash item, although it may result in cash payments during subsequent periods.  See “Selected Second Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income.  We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure relates to the amortization of film assets (for periods prior to the sale of those assets) and subscriber acquisition costs, which are significant non-cash charges. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of cash flow, exclusive of non-cash items of income and expenses such as depreciation, amortization, gain or loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from the net loss and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation was based upon the definition in our bank credit agreement.

For additional information, please contact:

Investors and Financial Press	Media
Mindy Tucker	Nancy Carr
IR Focus	Crown Media
914.725.8128	818.755.2643
mindy@irfocusllc.com	ncarr@hallmarkchannel.com

Crown Media Holdings, Inc.
Unaudited Consolidated Balance Sheet Data
(In thousands)

	As of June 30,	As of December 31,
	2007	2006

ASSETS

Cash and cash equivalents	$6,933	$13,965
Accounts receivable, less allowance for doubtful accounts of $191 and $246, respectively	59,390	57,079
Program license fees - affiliates	114	115
Program license fees - non-affiliates	126,113	111,909
Receivable from buyer of international business	9	24
Prepaid and other assets	6,296	4,202
Prepaid program license fee assets	18,045	10,271
Total current assets	216,900	197,565
Accounts receivable	424	850
Program license fees - affiliates	217	274
Program license fees - non-affiliates	170,041	185,620
Subscriber acquisition fees, net	22,960	41,665
Property and equipment, net	15,870	16,313
Goodwill	314,033	314,033
Prepaid and other assets	9,002	11,463
Total assets	$749,447	$767,783

Crown Media Holdings, Inc.
Unaudited Consolidated Balance Sheet Data
(In thousands)

	As of June 30,	As of December 31,
	2007	2006

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES
Accounts payable and accrued liabilities	$29,591	$26,588
Accrued restricted stock units	4,241	1,513
Subscriber acquisition fees payable	1,854	2,071
License fees payable to affiliates	3,806	2,275
License fees payable to non-affiliates	92,111	96,085
Payables to RHI affiliates	—	168
Payables to affiliates	15,162	13,777
Payable to buyer of international business	4,929	5,098
Interest payable	91	59
Capital lease obligations	705	672
Deferred credit from transition services agreement	927	1,213
Total current liabilities	153,417	149,519
Accrued liabilities	22,842	25,291
License fees payable to non-affiliates	101,737	88,951
Line of credit and interest payable to HC Crown	97,434	93,465
Line of credit and interest payable to Hallmark Cards affiliate	55,605	53,364
Payable to buyer of international business	2,956	4,771
Senior unsecured note to HC Crown, including accrued interest	590,978	562,167
Credit facility	91,633	87,633
Note and interest payable to Hallmark Cards affiliate	152,547	146,397
Payable to Hallmark Cards under Tax Sharing Agreement	33,082	—
Capital lease obligations	15,137	15,498
Company obligated mandatorily redeemable preferred interest	17,587	16,483
Deferred credit from transition services agreement	2,498	3,188
Total liabilities	1,337,453	1,246,727
Commitments and contingencies
STOCKHOLDERS’ DEFICIT
Class A common stock, $.01 par value; 200,000,000 shares authorized; 74,117,654 shares issued and outstanding as of both June 30, 2007 and December 31, 2006	741	741
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of both June 30, 2007 and December 31, 2006	307	307
Paid-in capital	1,431,840	1,457,032
Accumulated deficit	(2,020,894)	(1,937,024)
Total stockholders’ deficit	(588,006)	(478,944)
Total liabilities and stockholders’ deficit	$749,447	$767,783

Crown Media Holdings, Inc.
Selected Second Quarter Unaudited Financial Information
($ in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Subscriber fees	$6,507	$6,379	$14,002	$12,611
Advertising	49,081	43,086	94,931	80,999
Advertising by Hallmark Cards	242	463	390	943
Film asset license fees	—	518	—	788
Sublicense fees and other revenue	77	76	156	154
Total revenue	55,907	50,522	109,479	95,495
Cost of services:
Affiliate programming	4,340	2,846	9,902	5,502
Non-affiliate programming	34,049	31,121	68,179	62,058
Amortization of film assets	—	8,279	—	17,143
Impairment of film assets	—	184,886	—	184,886
Subscriber acquisition fee amortization	7,832	7,723	15,680	15,513
Amortization of capital lease	290	290	579	579
Other cost of services	2,312	3,211	5,260	7,052
Total cost of services	48,823	238,356	99,600	292,733
Selling, general & administrative expenses	14,057	12,777	28,250	21,807
Marketing expense	4,073	1,111	8,285	5,368
Depreciation and amortization	396	803	893	1,682
Gain on sale of film library	(521)	—	(521)	—
Loss from continuing operations before interest expense	(10,921)	(202,525)	(27,028)	(226,095)
Interest expense	(32,741)	(24,913)	(56,842)	(46,616)
Loss from continuing operations	(43,662)	(227,438)	(83,870)	(272,711)
(Loss) gain from sale of discontinued operations	—	(8)	—	154
Loss before cumulative effect of change in accounting principle	(43,662)	(227,446)	(83,870)	(272,557)
Cumulative effect of change in accounting principle	—	—	—	(2,099)
Net loss	$(43,662)	$(227,446)	$(83,870)	$(274,656)
Net loss per share	$(0.42)	$(2.17)	$(0.80)	$(2.62)
Weighted average shares outstanding	104,788	104,788	104,788	104,788

Crown Media Holdings, Inc.
Selected Second Quarter Unaudited Financial Information
($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net loss	$(43,662)	$(227,446)	$(83,870)	$(274,656)
(Gain) loss sale of discontinued operations	—	8	—	(154)
Gain on sale of film library	(521)	—	(521)	—
Cumulative effect of change in accounting principle	—	—	—	2,099
Amortization of film assets	—	8,279	—	17,143
Impairment of film assets	—	184,886	—	184,886
Subscriber acquisition fee amortization expense	9,755	9,885	18,585	19,841
Depreciation and amortization	686	1,093	1,472	2,261
Interest expense	32,741	24,913	56,842	46,616
Restricted stock unit compensation (benefit)	2,101	(1,907)	3,461	(3,820)
Adjusted earnings before interest, taxes, depreciation amortization and discontinued operations	$1,100	$(289)	$(4,031)	$(5,784)

Programming and other amortization	57,782	33,706	97,474	67,073
Provision for allowance for doubtful account	(343)	355	(13)	1,271
Changes in operating assets and liabilities:
Additions to program license fees	(32,882)	(14,357)	(76,648)	(49,756)
Change to subscriber acquisition fees	(56)	90	120	(331)
Change in subscriber acquisition fees payable	15	(1,925)	(218)	(9,979)
Interest paid	(2,288)	(4,946)	(4,494)	(9,234)
Changes in other operating assets and liabilities, net of adjustments above	(18,631)	(10,664)	(20,327)	(11,650)
Net cash provided by (used in) operating activities	$4,697	$1,970	$(8,137)	$(18,390)

Crown Media Holdings, Inc.
Selected Second Quarter Unaudited Financial Information
($ in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net cash provided by (used in) operating activities	$4,697	$1,970	$(8,137)	$(18,390)

Net cash used in investing activities	(1,384)	(2,506)	(2,567)	(6,528)

Net cash (used in) provided by financing activities	(2,166)	4,849	3,672	19,815

Net increase (decrease) in cash and cash equivalents	1,147	4,313	(7,032)	(5,103)

Cash equivalents, beginning of period	5,786	6,510	13,965	15,926
Cash equivalents, end of period	$6,933	$10,823	$6,933	$10,823